Exhibit (d)(2)

LOCK-UP AGREEMENT

STRICTLY CONFIDENTIAL

February 14, 2007

TO:         THE PERSONS LISTED ON SCHEDULE “A” HERETO
(each such person a “Seller” and collectively the “Sellers”)

Cumberland Resources Ltd.

Agnico-Eagle Mines Limited (the “Parent”), Agnico-Eagle Acquisition Corporation (the “Offeror”) and Cumberland Resources Ltd. (the “Company”) have entered into a support agreement (the “Support Agreement”) dated of even date herewith.  Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein that are defined in the Support Agreement shall have the respective meanings ascribed thereto in the Support Agreement.

This Agreement sets out the terms and conditions of the several and not joint agreements of each Seller to: (i) support the Offer and (ii) to deposit or cause to be deposited under the Offer the Company Shares currently owned or controlled by such Seller and any Company Shares subsequently acquired by such Seller, upon the exercise of outstanding Options held by the Seller or otherwise (the “Subject Company Shares”).

ARTICLE 1

THE OFFER

1.1                          Not later than the Latest Mailing Time, the Parent shall cause the Offeror to mail the Offer in accordance with the Support Agreement.  Subject to the satisfaction of the conditions of the Offer as contemplated in Section 1.2 below, the Offeror shall take-up and pay for the Company Shares deposited under the Offer as soon as reasonably practicable and, in any event, not later than three business days following the time at which the Offeror becomes entitled to take-up such Company Shares under the Offer pursuant to applicable laws.

1.2                          The obligation of the Offeror to take-up and pay for the Subject Company Shares under the Offer shall not be subject to any conditions, save and except for those conditions set out in Schedule 2.1(g) of the Support Agreement.  The conditions to the making of the Offer are for the sole benefit of the Parent and the Offeror and may be waived by the Parent or Offeror in whole or in part in its sole discretion.

1.3                          Each Seller acknowledges and agrees that the Parent or the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that the Parent or the Offeror shall not, without the prior written consent of the Sellers and the Company, (i) increase the Minimum Tender Condition, (ii) decrease the consideration per Company Share, (iii) change the form of consideration payable under the Offer (other than to add additional consideration or  the option of Shareholders to choose one or more alternative forms of consideration in addition to the form of consideration contemplated in the Support Agreement),

(iv) decrease the number of Company Shares in respect of which the Offer is made, or (v) modify the conditions to the Offer or impose additional conditions to the Offer, in any case in a manner which is materially adverse to the Shareholders.

ARTICLE 2

COVENANTS OF THE SELLERS

2.1                          Each Seller hereby agrees that he shall not, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Article 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)           except to the extent permitted by Sections 2.1(d) and 2.2(a), take any action, directly or indirectly, which may in any way adversely affect in any material respect the success of the Offer or the purchase of any Company Shares under the Offer;

(b)           acquire direct or indirect beneficial ownership or holding of or control or direction over any additional Company Shares or obtain or enter into any right to do so, with the exception of any Company Shares acquired pursuant to the exercise of Options;

(c)           grant or agree to grant any proxy or other right to the Subject Company Shares, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Company Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(d)           in any manner, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent or otherwise (as applicable), make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person regarding an Acquisition Proposal, engage in any discussions or negotiations regarding any Acquisition Proposal, or otherwise co-operate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that the foregoing shall not prevent a Seller who is a member of the Board of Directors or is a senior officer of the Company from engaging, in such capacity, in discussions or negotiations with a person in response to a bona fide written Acquisition Proposal made by a such person which did not result from a breach of this Agreement or the Support Agreement and which (i) the Board of Directors determines in good faith constitutes a Superior Acquisition Proposal on the basis provided for in Section 6.2(a) of the Support Agreement; and (ii) in respect of which the Board of Directors, after receiving advice of the Company’s outside legal counsel reflected in the minutes of the Board of Directors to such effect, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws;

(e)           solicit or arrange or provide assistance to any other person to arrange for the solicitation of, purchases of or offers to sell Company Shares or act in concert or jointly with any other person for the purpose of acquiring Company Shares or the purpose of affecting the control of the Company;

(f)            option, sell, assign, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Options or Subject Company Shares or any right or interest therein, or enter into a stock lending arrangement with respect to any Subject Company Shares, or agree to do any of the foregoing except pursuant to the Offer and this Agreement;

(g)           vote or cause to be voted any of the Seller’s Subject Company Shares in respect of any proposed action by the Company or its shareholders or affiliates or any other person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer;

(h)           except as required by applicable laws, prior to the public announcement by the Parent of its intention to cause the Offeror to make the Offer, directly or indirectly, disclose to any person, firm or corporation (other than the Company and the financial and legal advisors of the Company) the existence of the terms and conditions of this Agreement, or the possibility of the Parent or the Offeror making the Offer or any terms or conditions or other information concerning the Offer; or

(i)            not take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Section 2.1.

2.2                          Each Seller hereby agrees that he shall, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Article 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)           immediately cease any existing solicitations, discussions or negotiations he is engaged in with any person other than the Parent and the Offeror with respect to any potential Acquisition Proposal and request the return or destruction of all confidential information provided in connection therewith; provided, however, that the foregoing shall not prevent a Seller who is a member of the Board of Directors or is a senior officer of the Company from engaging, in such capacity, in discussions or negotiations with a person in response to a bona fide written Acquisition Proposal made by a such person which did not result from a breach of this Agreement or the Support Agreement and which Board of Directors determines in good faith constitutes a Superior Acquisition Proposal on the basis provided for in Section 6.2(a) of the Support Agreement;

(b)           as soon as reasonably practicable notify the Parent and the Offeror of: (i) any proposal, inquiry, offer (or any amendment thereto) or request that the Seller receives, or of which the Seller becomes aware, that relates to, or constitutes, or which the Seller reasonably believes could lead to, a bona fide Acquisition

Proposal; or (ii) any request that the Seller receives for discussions or negotiations relating to an Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiaries or any of their respective mineral properties by any person or entity that informs the Seller that it is considering making, or has made, an Acquisition Proposal.  Such notice to the Parent and the Offeror shall be made, from time to time, orally and in writing and shall include a description of the terms and conditions of any such proposal, inquiry, offer (including any amendment thereto) or request and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing; and

(c)           exercise the voting rights attaching to the Subject Company Shares and otherwise use the Seller’s commercially reasonable efforts in the Seller’s capacity as a shareholder of the Company to oppose any proposed action by the Company, its shareholders, its Subsidiaries or any other person: (i) in respect of any merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction involving the Company or its Subsidiaries, other than the Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up of and payment for the Subject Company Shares deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the articles or by-laws of the Company or its corporate structure; or (iii) which would reasonably be expected to result in a Company Material Adverse Effect. In connection therewith, the Seller hereby appoints the Parent as its attorney in fact (which appointment is unconditional, irrevocable (subject to Article 5), and is coupled with an interest) for and on his behalf to execute a proxy appointing a person designated by the Parent to attend and act on behalf of the Seller at any meeting of shareholders of the Company in respect of any of the matters referred to in this Section 2.2(c); provided that if, pursuant to this power of attorney, the Parent has executed and not revoked a proxy in respect of such a meeting, which proxy has been accepted by the Company, then in such circumstances the Seller shall not be responsible for voting under this Section 2.2(c).  The Parent shall advise the Seller upon executing any proxies in respect of the Subject Company Shares held by the Seller.

2.3                          Each Seller covenants to co-operate with the Parent and the Offeror in making all requisite regulatory filings.

ARTICLE 3

AGREEMENT TO TENDER

3.1                          This Agreement when signed and delivered by a Seller will constitute the agreement of such Seller, among other things and subject to Section 3.3, to accept the Offer and validly deposit and cause to be deposited and cause all acts and things to be done to deposit under the Offer all of the Company Shares currently owned or controlled by such Seller and, in any event, not less than the number of Company Shares set forth opposite such Seller’s name on

Schedule A hereto, together with a duly completed and executed letter of transmittal, on the terms and conditions set out herein.

3.2                          Each Seller agrees that if the Parent causes the Offeror to make the Offer in compliance with Section 1.1 and 1.2, such Seller shall, subject to Section 3.3, deposit or cause to be deposited with the depository under the Offer within 10 days of the mailing of the Bid Circular, all of the Subject Company Shares all such documents as may be necessary or desirable to deposit or cause to be deposited all of the Subsequently Acquired Company Shares (including those to be acquired pursuant to the exercise of Options), in each case in accordance with the terms of the Offer or as otherwise contemplated by Section 2.1 of the Support Agreement, and thereafter, except as may be permitted by this Agreement or unless this Agreement is terminated in accordance with Article 5, such Seller shall not withdraw or take any action to withdraw any of such Seller’s Subject Company Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which such Seller might have).

3.3                          The obligations of the Sellers set forth in Sections 3.1 and 3.2 to tender their Subject Company Shares and Subsequently Acquired Company Shares to the Offer and not to withdraw any such shares deposited under the Offer, shall not apply in the event that prior to the time that the Company Shares are taken up under the Offer, the Company proposes, in accordance with the terms of the Support Agreement, to enter into a Proposed Agreement in respect of a Superior Acquisition Proposal and, after the expiry of the five business-day period referred to in Section 6.2(e) of the Support Agreement, the Offeror has not offered to amend the Support Agreement to provide for financial terms at least equivalent to those in the Proposed Agreement, as determined by the Board of Directors in accordance with Section 6.2(e) of the Support Agreement.

3.4                          For greater certainty, the obligation to tender the Subject Company Shares shall terminate upon termination of this Agreement.

3.5                          For greater certainty, for the purposes of this Agreement, the term “Subject Company Shares” shall refer to all the Company Shares, including Subsequently Acquired Company Shares, which the Sellers are required to tender under the Offer pursuant to the terms of this Agreement and shall include all shares or other securities into or for which the Subject Company Shares may be converted, exchanged or otherwise changed pursuant to any reorganization, merger, amalgamation or other transaction involving the Company prior to the acquisition of the Subject Company Shares by the Offeror.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                          Each Seller by its acceptance hereof represents and warrants as follows and acknowledges that the Offeror and the Parent are relying upon such representations and warranties in connection with entering into this Agreement and making the Offer and purchasing the Subject Company Shares:

(a)           such Seller is the beneficial owner of or controls all of the Company Shares and Options set forth opposite such Seller’s name on Schedule A and, except as set forth on Schedule A, such Seller is the registered owner of such Company Shares and Options;

(b)           (i) the only securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised by such Seller are those listed on Schedule A beside such Seller’s name, and (ii) other than any Options listed opposite the name of the Seller in Schedule A or Company Shares issuable on the exercise thereof, such Seller has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by such Seller or transfer to such Seller of additional securities of the Company;

(c)           such Seller has the sole right to sell and vote all the Subject Company Shares now held, and will have the right to sell and vote all the Subject Company Shares hereafter acquired by such Seller;

(d)           all the Subject Company Shares held by such Seller will, at the time at which the Offeror takes up and pays for such Subject Company Shares, be beneficially owned by such Seller with good and marketable title thereto, free and clear of any and all encumbrances and are and will at such time be issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

(e)           no person has any agreement, option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Company Shares owned by such Seller or any interest therein or right thereto, except the Offeror pursuant to this Agreement;

(f)            none of the Subject Company Shares of such Seller is subject to any proxy, power of attorney, voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind, or any stock lending agreement;

(g)           no consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any governmental authority which has not been made or obtained is required to be made or obtained by such Seller in connection with (i) the execution and delivery by such Seller of this Agreement or (ii) the consummation of any transactions by such Seller provided for herein, except for, in either case, the filing of reports under applicable securities legislation;

(h)           there are no legal proceedings in progress or pending before any governmental authority or threatened against such Seller or, in the case of a Seller that is a corporation, any of its affiliates, that would adversely affect in any manner the ability of such Seller to enter into this Agreement and to perform its obligations hereunder or the title of such Seller to any of its Subject Company Shares and there is no judgment, decree or order against such Seller that would adversely affect in any manner the ability of such Seller to enter into this Agreement and to perform its obligations hereunder or the title of such Seller to any of its Subject Company Shares;

(i)            except as disclosed in the Company’s publicly filed documents or as previously disclosed in writing to the Parent, such Seller is not a party to any contract with the Company or its Subsidiaries and neither the Company nor any Subsidiary has taken any action or failed to take any action which could give rise to any demand, action, suit, proceeding or any other claim of any kind (a “Claim”) by the Seller against the Company or any Subsidiary as of the date hereof and will not have any Claims against the Company or any Subsidiary by reason of entering into this Agreement;

(j)            the execution and delivery by such Seller of this Agreement, the authorization of this Agreement by such Seller (if such Seller is a corporation), and the performance by such Seller of its obligations under this Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) if such Seller is a corporation, its constating documents or by-laws; (ii) any applicable laws, or (iii) any note, bond, mortgage, indenture or contract or agreement to which it is party or by which it is bound;

(k)           if such Seller is a corporation, it is duly organized under the laws of its jurisdiction of incorporation, is validly existing and has all necessary corporate power and authority to own its property and assets and to carry on its business as currently owned and conducted;

(l)            if such Seller is a corporation, it has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and its execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement; and

(m)          this Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity.

4.2                          The Parent and the Offeror hereby jointly and severally represent and warrant as follows and acknowledge that each Seller is relying upon such representations and warranties in connection with the entering into of this Agreement and the sale to the Offeror of the Subject Company Shares:

(a)           each of the Parent and the Offeror is a corporation duly organized under the laws of its jurisdiction of incorporation, is validly existing and has all necessary corporate power and authority to own its property and assets and to carry on its business as currently owned and conducted;

(b)           each of the Parent and the Offeror has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by each of the Parent and the Offeror and the consummation by the Parent and the Offeror of the Offer have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement or the Offer.  This Agreement has been duly executed and delivered by each of the Parent and the Offeror and constitutes a legal, valid and binding obligation of each of the Parent and the Offeror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity; and

(c)           the authorization of this Agreement, the execution and delivery by each of the Parent and the Offeror of this Agreement and the performance by it of its respective obligations under this Agreement, and the consummation of the Offer, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its respective constating documents or by-laws; (ii) any applicable laws; or (iii) any note, bond, mortgage, indenture or contract or agreement to which the Parent or the Offeror, as applicable, is party or by which it is bound.

ARTICLE 5

TERMINATION

5.1                          This Agreement may be terminated by notice in writing:

(a)           at any time by mutual consent of the Parent, the Offeror and the Sellers;

(b)           by the Sellers if:

(i)            the Parent or the Offeror has not complied in any material respect with its covenants contained herein (following written notice to the Parent and the Offeror by the Sellers of such non-compliance and provided such default is not rectified within three business days of that notice) or if any representation or warranty of the Parent or the Offeror under this Agreement is untrue or incorrect in any material respect;

(ii)           the Parent has not caused the Offeror to mail the Offer within the time period provided for in Section 1.1;

(iii)          the terms of the Offer do not conform in all material respects with the description of the Offer contained in Section 1 and in the Support Agreement;

(iv)          the Offeror has not (for any reason other than the failure of any Seller to deposit their Company Shares for purchase) taken up and paid for all Company Shares deposited under the Offer as required by Section 2.1(g) of the Support Agreement;

(v)           the Company proposes, in accordance with the terms of the Support Agreement, to enter into a Proposed Agreement in respect of a Superior Acquisition Proposal and, after the expiry of the five business-day period referred to in Section 6.2(e) of the Support Agreement, the Offeror has not offered to amend the Support Agreement to provide for financial terms at least equivalent to those in the Proposed Agreement, as determined by the Board of Directors in accordance with Section 6.2(e) of the Support Agreement; or

(vi)          the Support Agreement is terminated in accordance with its terms.

provided that at the time of such termination by the Sellers, the Sellers are not in material default in the performance of their obligations under this Agreement;

(c)           by the Offeror or the Parent if:

(i)            any of the Sellers has not complied in any material respect with all of its covenants contained herein (following written notice to the Seller by the Parent or the Offeror of such non-compliance and provided such default is not rectified within three business days of that notice) or if any representation or warranty of any of the Sellers under this Agreement is untrue or incorrect in any material respect;

(ii)           any of the conditions of the Offer is not satisfied or waived at the Expiry Time and the Offeror elects not to waive such condition;

(iii)          the conditions in section 2.1 of the Support Agreement to the requirement that the Offeror make the Offer and mail to Securityholders the Bid Circular are not satisfied; or

(iv)          the Support Agreement is terminated in accordance with the provisions thereof;

provided that at the time of such termination by the Parent or the Offeror, neither the Parent nor the Offeror is in material default in the performance of its respective obligations under this Agreement;

provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.  Upon termination of this Agreement, each of the Sellers shall be entitled to withdraw any of such Seller’s Company Shares deposited under the Offer.

ARTICLE 6

CHANGE IN NATURE OF TRANSACTION

6.1                                                                               If the Parent and its counsel, and management of the Company and its counsel, agree that it is necessary or desirable to proceed with an Alternative Transaction, each Seller will support the completion of such Alternative Transaction.

6.2                                                                               If any Alternative Transaction involves a meeting or meetings of the Company shareholders, each Seller agrees to vote and to cause all Subject Company Shares of which the Seller holds voting control to vote in favour of any matters necessary or ancillary to the completion of the transactions contemplated by the Alternative Transaction.  Each Seller covenants that in connection with such meeting such Seller shall deliver to the Company no later than five days prior to the date of the meeting a duly executed proxy, which proxy shall be irrevocable, in favour of management of the Company voting in favour of the arrangement.

6.3                                                                               In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

6.4                                                                               Each Seller covenants that such Seller will not exercise any rights of dissent provided under section 238 of the Business Corporations Act (British Columbia) or otherwise in connection with any Alternative Transaction.

ARTICLE 7

EXTENSIONS OF TIME

7.1                                                                               Notwithstanding any other provision of this agreement, if the taking up and payment for Company Shares deposited under the Offer is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Parent or the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for all of the Company Shares tendered under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, the time stipulated herein for the taking of such action shall be extended for a period ending on the earlier of the 60th day after the commencement of the Offer and the fifth business day following the day on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

ARTICLE 8

GENERAL

8.1                                                                               In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)                                  references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)                                 references to a “Section” or a “Schedule” are references to a Section or Schedule of this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)                                 the term “business day” shall have the meaning ascribed thereto in the Support Agreement;

(e)                                  the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(f)                                    wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

8.2                                                                               The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

8.3                                                                               This Agreement shall become effective in respect of each Seller upon execution and delivery thereof by such Seller.

8.4                                                                               The representations and warranties set forth in Subsections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), and 4.1(f) of this Agreement shall survive the purchase of the Subject Company Shares and, notwithstanding such purchase, shall continue in full force and effect for the benefit of the party to whom such representations and warranties are given for a period of one year thereafter.

8.5                                                                               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

8.6                                                                               Subject to the terms and conditions of this Agreement, each Seller and the Parent and the Offeror agrees to cooperate in good faith and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, and (b) for the discharge by each party hereto of its respective obligations under this Agreement, including its obligations under applicable securities laws, including in each case the execution and delivery of such documents as another party hereto may reasonably require.

8.7                                                                               Each Seller hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Offer and to the filing of this Agreement as may be required pursuant to applicable securities laws. The parties shall co-ordinate in the making and dissemination of any public announcement relating to the subject matter of this Agreement.  A copy of this Agreement may be provided to the directors of the Company.

8.8                                                                               This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. The Parent or the Offeror may assign all or any part of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of the Parent or the Offeror, but if such assignment takes place, the Parent shall continue to be liable to the Sellers for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party without the prior written consent of the other parties.

8.9                                                                               This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

8.10                                                                        Time shall be of the essence of this Agreement.

8.11                                                                        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

8.12                                                                        Any notice or other communication required or permitted to be give hereunder shall be sufficiently given if delivered or sent by facsimile transmission:

(a)                                  in the case of a Seller c/o Cumberland Resources Ltd., Suite 950, 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, British Columbia, V7X 1M4, Attention: Kerry M. Curtis, Fax: (604) 608-2559;

(b)                                 in the case of the Parent or the Offeror, Agnico-Eagle Mines Limited, 145 King Street East, Suite 500, Toronto, Ontario, M5C 2Y7, Attention:  Don Allan, Senior Vice President Corporate Development, Fax: (416) 367-4681; and

(c)                                  at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given shall be deemed to have been given and received at the time of receipt (if a business day, if not then on the next succeeding business day) unless actually received after 6:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

8.13                                                                        This Agreement (together with all other documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.14                                                                        This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

8.15                                                                        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

8.16                                                                        Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify the other parties from and against any and all claims for “finders” or “agency” fees relating to the transactions contemplated hereby.

8.17                                                                        Each Seller recognizes and acknowledges that this Agreement is an integral part of the Parent and the Offeror making the Offer, and that the Parent and the Offeror would not contemplate proceeding with making the Offer unless this Agreement was entered into by each Seller, and that a breach by such Seller of any covenants or other commitments contained in this Agreement will cause the Parent and the Offeror to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each Seller agrees that, in the event of any such breach, the Parent and the Offeror shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and such Seller further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

If you are in agreement with the foregoing, kindly signify your acceptance by signing, dating and returning to the Parent and the Offeror the second copy of this letter by facsimile or otherwise prior to 8 a.m. (Toronto time), failing which this offer shall be null and void.

This Agreement may be signed in counterparts that together shall be deemed to constitute one valid and binding agreement.

Yours very truly,

AGNICO-EAGLE MINES LIMITED

By:	/s/ Sean Boyd
Sean Boyd
Vice-Chairman and Chief Executive
Officer

By:	/s/ Don Allan
Don Allan
Senior Vice-President, Corporate
Development

AGNICO-EAGLE ACQUISITION
CORPORATION

By:	/s/ Sean Boyd
Sean Boyd
President

By:	/s/ Don Allan
Don Allan
Vice-President

[signature pages of Sellers to follow]

Irrevocably accepted and agreed to this           day of                            , 2007.

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Kerry M. Curtis	(seal)
Witness	Kerry M. Curtis

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ J. Michael Kenyon	(seal)
Witness	J. Michael Kenyon

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Abraham Aronowicz	(seal)
Witness	Abraham Aronowicz

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Richard Colterjohn	(seal)
Witness	Richard Colterjohn

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Walter Segsworth	(seal)
Witness	Walter Segsworth

SIGNED, SEALED & DELIVERED
in the presence of:

	/s/ Jonathan A. Rubenstein	(seal)
Witness	Jonathan A. Rubenstein

SIGNED, SEALED & DELIVERED
in the presence of:

	/s/ Glen D. Dickson	(seal)
Witness	Glen D. Dickson

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Michael Carroll	(seal)
Witness	Michael Carroll

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Brad G. Thiele	(seal)
Witness	Brad G. Thiele

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ E.R. (Ted) Rutherglen	(seal)
Witness	E.R. (Ted) Rutherglen

SIGNED, SEALED & DELIVERED in the presence of:

	/s/ Craig Goodings	(seal)
Witness	Craig Goodings

SCHEDULE A

Seller’s Ownership of Securities of the Company

					Number of
					Other
					Convertible,
					Exchangeable
					or
Name of the Company	Number of the				Exercisable
Shareholder	Company Shares		Number of Options		Securities
Kerry M. Curtis	48,000		770,000		Nil

J. Michael Kenyon	169,032		157,500		Nil

Abraham Aronowicz	4,301,214	(1)	235,000		Nil

Richard Colterjohn	205,500		410,000		Nil

Walter Segsworth	10,000		515,000		Nil

Jonathan A. Rubenstein	65,000	(2)	225,000		Nil

Glen D. Dickson	36,815		100,000		Nil

Michael Carroll	Nil		567,500		Nil

Brad G. Thiele	9,000		445,000		Nil

E.R. (Ted) Rutherglen	Nil		40,000		Nil

Craig Goodings	2,500		93,750	(3)	Nil

TOTAL	4,847,061		3,558,750		Nil

1.                                       Excludes 29,800 Common Shares owned by Drora Aronowicz (spouse); 130,000 Common Shares owned by JA Trust (children are beneficiaries); 640,489 Common Shares owned by EFC Enterprises Ltd. (owned by JA Trust); and 109,000 Common Shares owned by DJA Enterprises Ltd. (owned by Drora Aronowicz and children).

2.                                       Excludes 56,600 Common Shares owned by his wife who exercises full control over such shares.

3.                                       Includes 20,000 Options not yet approved by Compensation Committee or Board of Directors.